Exhibit 99.1

AXCESS INTERNATIONAL REPORTS YEAR END 2009 RESULTS

DALLAS, TX — February 26, 2010 — Axcess International Inc., (OTCBB: AXSI) a leader in local area wireless real-time business activity monitoring and control solutions, today reported results for the year ending December 31, 2009.

Highlights for the Year End December 31, 2009

•                  Revenue for the year achieved a record $4.80 MM, up 219% over 2008

•                  Port infrastructure security contract contributed $3.65 MM in revenue

•                  Gross margin increased to 61% from 47% in 2008

•                  Net loss for the year was $1.1 MM, down from $4.78 MM in the prior year

•                  Net Loss per share of common stock was $.04, down from $.19 in the period earlier

•                  Patented MicroWirelessTM technology continues to demonstrate competitive advantages and opportunities for future innovations

“2009 was a record revenue year for Axcess.  The Company implemented its second turn-key infrastructure security project in the Caribbean, which highlighted on a global stage the use of our Wireless Credential product,” said Allan Griebenow, president and CEO of Axcess. Mr. Griebenow further stated, “Also of significance were the steps taken to position the Company for growth in the physical security products industry first with the introduction of a product bundle for use in distribution sales.  We also announced a unique and exciting agreement with HID Global, the dominant access control products supplier in the world, under the Advantage HID ConnectTM Partner program.  Axcess has now taken access control and business IDs into the wireless age, opening up vast new opportunities to improve security, safety and productivity in the enterprise.”

Corporate and Industry Developments

Axcess’ systems for business and government use its patented MicroWirelessTM technology to wirelessly enable business credentials for automatic local area real-time business activity monitoring and control solutions. Manual access control and business ID systems, which are constrained in their value to the front door, can now be upgraded to access solutions inside the enterprise. These include high speed access control, internal security tracking, emergency evacuation management, automatic asset protection and visitor tracking for security and compliance reporting. Systems are also used for contractor time and attendance data collection, safety tracking and compliance reporting, and workforce time and motion data collection for business process improvement and business intelligence initiatives.

The Port contract won and implemented in 2009 has been credited for its role in successfully securing the facility and the 34 heads of state participating in the Fifth Summit of the Americas 2009 conference in Trinidad.  It followed a previous similar implementation at Barbados Port Inc., the primary port for Barbados. The solutions provided included visitor and vehicle tracking, emergency evacuation accounting, internal zonal security, wireless WMD sensing, various security scanners and other equipment designed to enhance security solutions and resources. The final value of the contract was $3.65MM and was the primary factor in achieving record revenues for Year End 2009.

Axcess announced it had successfully increased worker safety and saved the government time and money by wirelessly automating the process of weighing and identifying loads of radioactive and hazardous materials on transport trucks and automatically generating reports for Washington Closure Hanford. The work is being done at the U.S. Department of Energy’s Hanford Site, a 586-square-mile decommissioned nuclear production complex along the Columbia River in southeastern Washington State.

To leverage its success in Wireless Credential applications the Company introduced the DotTM Wireless Credential product into the security distribution sales channel as a bundled system so existing proximity access control systems in businesses can be easily expanded into advanced workforce management solutions for improving security, safety, compliance reporting and efficiency. The Company announced the bundled product would be first introduced through PSA Security Network.

The company also announced an agreement with HID Global to use HID proximity technology in Axcess’ Dot Wireless Credential product. HID proximity technology is recognized as the industry standard for low frequency physical access control. By combining HID Global’s strength in secure credentialing with Axcess’ solutions, a single secure credential can be used to solve additional business problems cost-effectively and conveniently throughout an enterprise. Axcess is authorized to use HID technology and applicable patents in its Wireless Credentials under the Genuine HID TechnologyTM program.

MicroWirelessTM communications has now been proven to represent the technological sweet spot where autonomous wireless identification and data transfer are best enabled in very small, low cost battery-powered devices. Regardless of their hardware platform or form factor, the devices commonly called DotTM operate in their own wireless frequency and are designed specifically for the unique need, independent from interference and unobtrusive to backbone networks. For these uses, MicroWireless eclipses other wireless technologies such as cell phones, EPC-RFID, Ultra-Wideband (UWB), Zig-Bee, Wi-Fi and Bluetooth which are not suited to the automated monitoring of personnel and assets in the enterprise because of unacceptable cost, size, reliability, infrastructure and power consumption constraints.

The core technology continues to be supported by a strong intellectual property foundation of patents and filings.  The Company believes this portfolio will continue to open opportunities for IP monetization and strategic partnerships in the near term and long into the future.

Bringing to market the complete set of innovative functions of MicroWireless, creates an open architecture for multiple sources of data to be acquired to deliver previously inaccessible information 24/7 in real-time. These innovation and growth efforts continue to be supported by our shareholders and by key financial advisor, Amphion Innovations plc.

Twelve Months of 2009 Financial Results

Revenue for the twelve months of 2009 was $4,797,711, an increase of 219% from 2008. The increase in revenue is a result of the Caribbean Port Security Initiative in the first half of 2009.  Add-on sales that are considered by the Company to represent a form of recurring revenue were 40% of total sales (excluding the Caribbean Port Security Initiative) in 2009 and 25% for 2008.

Gross margin was 61% or $2,931,626 for 2009 compared to 47% or $708,919 for 2008, reflecting an improved sales mix and including increased scope of the system installation for the Caribbean Port Security Initiative.

Research & development (R&D) expenses for the twelve months of 2009 totaled $1,077,208, compared to $2,229,590 in 2008.  The decrease in R&D is due to the timing of the development of the next generation RFID product and reduction in salary expense, reflecting a lower headcount.

Selling, marketing, general & administrative (S, M, G & A) expenses for the twelve months of 2009 totaled $2,752,756, as compared to $2,699,964 in 2008.  The expenses were mainly flat year over year.  Axcess did increase selling expense as a result of higher sales and increased legal fees but were able to offset the majority of that with lower salary expense due to reduced headcount and lower advertising expense.

Other expense for 2009 totaled $224,033, as compared to $527,764 for 2008.    The majority of the decrease in expense relates to lower interest expense as a result of the warrants issued in connection with convertible notes and an increase of the gain on vendor settlements recorded.

Net loss for the twelve months of 2009 was $1,143,369 as compared to $4,774,941 in the prior year.  The decrease in the net loss is mainly related to the decrease in expenses as the Company developed the Dot, lower salary expense from reduced headcount and increased gross profit contribution.

Recurring preferred stock dividend requirements for 2009 was $95,263, as compared to $245,307 for 2008.  The decrease in recurring dividends is the result of the 2003B preferred shares converting to common during 2009.  Axcess also recorded a one-time dividend of $558,686 for the 2008 preferred stock issued in the first quarter of 2008, $187,501 for the 2008B preferred stock issued in the second half of 2008.

Net loss applicable to common stock for 2009 was $1,238,632, or $0.04 per share, compared to a loss of $5,766,435, or $0.19 per share for 2008.  The difference in loss in the current year period from the prior year is primarily attributable to the preferred stock dividend requirements, a decrease in research and development relating to the Dot Wireless Credential and increased gross profit contribution from the Caribbean Port Security Initiative.

Conference Call

In conjunction with the earnings release, Axcess invites you to listen to its conference call Friday, February 26, 2010, at 12:00 p.m. (Eastern).  To participate in the call, domestic callers can dial (888) 679-8035 and international callers can dial (617) 213-4848 and enter the reservation code “55406433.”  Participants should dial into the call about 10 minutes prior to the start time.

For those unable to attend the live conference call, a replay will be available by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers and entering the replay code “65622942.”  The replay will be available until April 15, 2010 beginning approximately two hours after the end of the call.  There is no charge for participants to access the live event or replay.

The conference call and replay dial in information is also available at Axcess’ Website at www.axcessinc.com.

About Axcess International Inc.

Axcess International Inc. (OTCBB: AXSI) provides intelligent Wireless Credentials for business encompassing local location identification, sensing and control capabilities using its patented MicroWirelessTM technology platform. The complete system solutions supersede existing manual personnel badges by automating various workforce management tasks that increase productivity, security, safety and business intelligence. MicroWireless — based on active RFID principles — is the economic and technological sweet spot for autonomously-powered low cost, miniature, remote communication devices around the local enterprise. Axcess is a portfolio company of Amphion Innovations plc (AIM: AMP). For more information on Axcess, visit www.axcessinc.com.

Axcess’ on-demand webinars are viewable by linking to them from Axcess’ Home page or clicking on the following links:

•                  Emergency Evacuation Workforce Accounting

•                  MicroWireless Process Automation

Contacts

Public Relations	Axcess Contact
Driver Public Relations	Axcess International
Kenni Driver	Allan Frank, CFO
972.978.6455	972.407.6080
kenni.driver@driverpr.com	afrank@axcessinc.com

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions.  Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

(tables to follow)

Source: Axcess International, Inc.

AXCESS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$65,534	$51,392
Accounts receivable - trade, net of allowance for doubtful accounts of $24,715 and $27,424 for 2009 and 2008, respectively.	142,213	92,844
Inventory, net	83,387	142,782
Prepaid expenses and other	46,631	43,100

Total current assets	337,765	330,118

Property, plant and equipment, net	16,727	18,969
Deferred debt issuance costs	12,500	18,750
Other assets	40,213	53,062

Total assets	$407,205	$420,899

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable (includes $15,253 and $18,645 with related party in 2009 and 2008, respectively)	$831,484	$905,354
Accrued liabilities	331,899	502,566
Accrued interest	1,246,812	1,112,862
Deferred revenue	9,342	22,222
Notes payable (includes $1,038,273 with a related party in 2008)	162,000	1,200,273
Dividends payable	31,514	280,394
Total current liabilities	2,613,051	4,023,671

Notes payable to stockholders (includes $,1,791,213 and $393,787 with a related party in 2009 and 2008, respectively)	4,248,772	2,696,346
Debt discount	(682,478)	(13,092)

Total liabilities	6,179,345	6,706,925

Commitments and contingencies
Stockholders’ deficit:
Convertible preferred stock, 10,000,000 shares authorized in 2009 and 2008. Without liquidation preferences; $0.01 par value, 4,550,211 and 6,125,211 shares issued and outstanding in 2009 and 2008, respectively	45,502	61,252
Common stock, $.01 par value, 70,000,000 shares authorized in 2009 and 2008; 33,642,593 shares issued and outstanding in 2009 and 31,204,931 shares issued and outstanding in 2008.	336,426	312,050
Additional paid-in capital	167,385,813	165,641,922
Accumulated deficit	(173,539,881)	(172,301,250)

Total stockholders’ deficit	(5,772,140)	(6,286,026)

Total liabilities and stockholders’ deficit	$407,205	$420,899

AXCESS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATION

(Unaudited)

	2009	2008
Sales	$4,797,711	$1,504,924
Cost of sales	1,866,085	796,005

Gross profit	2,931,626	708,919

Expenses:
Research and development	1,077,208	2,229,590
General and administrative	1,475,136	1,507,703
Selling and marketing	1,277,620	1,192,261
Depreciation and amortization	20,998	26,542

Operating expenses	3,850,962	4,956,096

Loss from operations	(919,336)	(4,247,177)

Other income (expense):
Interest expense	(311,065)	(485,253)
Gain on vendor settlements, statuary write-off and other	87,032	(42,511)

Other income (expense), net	(224,033)	(527,764)

Net loss	(1,143,369)	(4,774,941)

Preferred stock dividend requirements
Recurring	(95,263)	(245,307)
2008 Preferred equity offering	―	(558,686)
2008B Preferred equity offering	―	(187,501)

Preferred stock dividend requirements	(95,263)	(991,494)

Net loss applicable to common stock	$(1,238,632)	$(5,766,435)

Basic and diluted net loss per share	$(0.04)	$(0.19)

Weighted average shares of common stock outstanding	32,573,548	30,252,074